[EXECUTION COPY]



                           THIRD AMENDED AND RESTATED

                                CREDIT AGREEMENT





                            Dated as of June 1, 1998

                                     Between

                       STATE OF WISCONSIN INVESTMENT BOARD

                                       AND

               BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION

                                       AND

                      BANDO McGLOCKLIN CAPITAL CORPORATION

                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT

        This Third Amended and Restated Credit Agreement (the "Agreement") is dated as of June 1, 1998, between BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the "Company"), whose address is P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190, BANDO McGLOCKLIN CAPITAL CORPORATION (the "Parent"), whose address is P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190, and the STATE OF WISCONSIN INVESTMENT BOARD (the "Board"), whose address is P.O. Box 7842 (121 East Wilson Street), Madison, WI 53707-7842.

                              PRELIMINARY STATEMENT

        This Third Amended and Restated Credit Agreement amends that certain Second Amended and Restated Credit Agreement dated as of November 7, 1991 between the Company and the Board, as amended by that certain Amendment to Second Amended and Restated Credit Agreement dated as of January 27, 1993, and as further amended by that certain Second Amendment to Second Amendment and Restated Credit Agreement dated as of January 1, 1997 (collectively, the "Credit Agreement"). The Second Amended and Restated Credit Agreement dated as of November 7, 1991 provided for the extension of a Ten Million Dollar ($10,000,000) loan, as evidenced by a $10,000,000 Promissory Note dated July 9, 1990 (the "1990 Note"), and a Ten Million Dollar ($10,000,000) loan by the Board to the Company, as evidenced by a $10,000,000 Promissory Note dated November 7, 1991 (the "1991 Note"). The 1990 Note has been repaid in full and retired. The purpose of this Agreement is to: (i) provide for the extension of an additional Ten Million Dollar ($10,000,000) loan by the Board to the Company; and (ii) to integrate the obligations, rights, and responsibilities of the parties with regard to all loans made by the Board to the Company. The Credit Agreement dated as of November 7, 1991, as amended, is restated solely for the convenience of the parties and, except as specifically modified herein, its terms and conditions as set forth herein shall continue in full force and effect. The Company and the Board agree, subject to the terms and conditions of this Agreement, that the Credit Agreement shall be amended and restated in its entirety as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.01. "Affiliate" shall mean the Company and any Person (other than the Company) which directly or indirectly through one or more intermediaries control, or are controlled by, or are under common control with the Company.

        1.02. "Agreement" shall mean this Third Amended and Restated Credit Agreement, as it may be amended from time to time.

        1.03. "Banks" shall mean Firstar Bank Milwaukee, N.A., U.S. Bank National Association, LaSalle National Bank, Harris Trust and Savings Bank, Huntington Bank and such other lender who qualifies as a "Lender" under the terms of the Revolving Credit Agreement (as hereinafter defined). Any such lender who ceases to be subject to the Revolving Credit Agreement shall cease being considered one of the "Banks" under the terms of this Agreement.

        1.04. "Board" shall mean the State of Wisconsin Investment Board, an independent agency of the State of Wisconsin, located at P.O. Box 7842, (121 East Wilson Street), Madison, WI 53707-7842.

        1.05. "Business Day" shall mean with respect to borrowing, payment, prepayment and for all other purposes under this Agreement a day on which banks are not required or authorized to close in the State of Wisconsin.

        1.06. "Closing Date" shall mean November 7, 1991 with respect to the 1991 Loan (as hereinafter defined) and any Business Day on or after June 1, 1998 with respect to the 1998 Loan (as hereinafter defined).

        1.07. "Collateral" shall mean the property defined as "Collateral" in the Security Agreements and any other property or proceeds now or hereafter securing the Loans.

        1.08. "Collateral Assignment" shall mean that certain collateral assignment of contracts of even date herewith, executed by the Company in favor of the Board, pursuant to which the Company collaterally assigns to the Board all rights under its servicing agreement with InvestorsBank, N.A. with respect to the servicing of Third Party Loans.

        1.09. "Company" shall mean Bando McGlocklin Small Business Lending Corporation, a Wisconsin corporation, with its principal offices at P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190.

        1.10. "Contractual Obligations" shall mean, collectively, as to the Company, any provision of any security issued by it or of any agreement, instrument or undertaking to which the Company is a party or by which it or any of its property is bound.

        1.11. "Counsel to the Board" shall mean Michael Best & Friedrich LLP, One South Pinckney Street, P.O. Box 1806, Madison, WI 53701-1806, as counsel to the Board.

        1.12. "Counsel to the Company" shall mean Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367, as counsel to the Company.

        1.13. "Debt" shall mean, with respect to the Company, all of its respective debts, notes (including the Notes [as hereinafter defined]) and liabilities of whatever nature or amount on a consolidated basis, including, but not limited to: (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property including accounts payable arising in connection with the purchase of inventory, supplies or services; (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company; (d) the total amount of all obligations (whether contingent or matured) created by any Guaranty (hereinafter defined); and (e) lease obligations which are capitalized.

        1.14.   "Default" shall mean the occurrence of an event described in
   Article 7 herein.

        1.15. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.16. "Fiscal Year" shall mean a fiscal year of the Company ending on December 31 of each year.

        1.17. "GAAP" shall mean the generally accepted accounting principles in effect from time to time in the United States.

        1.18. "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, whether foreign or domestic, including, without limitation, any municipality, township and county, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Securities and Exchange Commission, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

        1.19. "Guaranty" shall mean any agreement by which the Company assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable for, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss and includes, without limitation, the contingent liability of the Company in respect of any letter of credit or similar document or instrument.

        1.20. "Lien" shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement or lessor's interest under a financing lease or analogous instrument, in, of or on the property or assets of the Company.

        1.21. "Loans" shall mean the aggregate principal of the 1998 Loan and the 1991 Loan advanced by the Board to the Company under this Agreement, as evidenced by the Notes.

        1.22. "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Security Agreements, the UCC Financing Statements, the Collateral Assignment, the Parent Guaranty, and any other agreements, instruments or documents that may be executed by or entered into between the Company and the Board relating to the Loans.

        1.23. "Master Note Purchase Agreement" shall mean that certain Master Note Purchase Agreement, as amended, executed by the Company, the Parent, and the Board and dated as of January 1, 1997, providing for the purchase by the Board of a 90% participation interest in certain Third Party Loans.

        1.24.   "Notes"  shall mean the 1998 Note and the 1991 Note.

        1.25. "Officer's Certificate" shall mean a certificate signed under oath in the name of the Company by George Schonath, in his capacity as President of the Company.

        1.26. "Parent" shall mean Bando McGlocklin Capital Corporation, a Wisconsin corporation, with its principal offices at P.O. Box 190 (W239 N 1700 Busse Road & Highway J), Pewaukee, Wisconsin 53072-0190.

        1.27. "Parent Guaranty" shall mean that certain guaranty of payment of even date herewith, executed by the Parent in favor of the Board, pursuant to which the Parent has guarantied repayment of the Loans.

        1.28. "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, the United States federal government or the government of any other nation, any political subdivision or agency thereof, the State of Wisconsin, any other state or any political subdivision thereof, or any agency of any such state or subdivision.

        1.29. "Plan" shall mean a defined benefit pension plan under ERISA under which plan the Company could be held liable for the Unfunded Liabilities by the Pension Benefit Guaranty Corporation upon termination of such plan.

        1.30. "Potential Default" shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Default.

        1.31. "Reportable Event" shall mean the occurrence of an event in regard to any Plan which must be reported to the Pension Benefit Guaranty Corporation under ERISA and the regulations promulgated pursuant thereto.

        1.32. "Requirements of Law" shall mean, collectively, as to the Company, its certificate of incorporation and bylaws or other organizational or governing documents of the Company, and any law, treaty, franchise, rule or regulation, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Company or any of its property or to which the Company or any of its properties are subject.

        1.33. "Revolving Credit Agreement" shall mean that certain Credit Agreement dated as of March 11, 1998, by and between the Company and Firstar Bank Milwaukee, N.A., as agent for the Banks, which provides for the making by the Banks of up to $60,000,000 in Revolving Credit Loans (as hereinafter defined) to the Company.

        1.34. "Revolving Credit Loans" shall mean the revolving credit loans made or to be made to the Company as borrower, and each of the Banks, and such loans that may hereafter be made by lenders who qualify as a "Lender" under the terms of the Revolving Credit Agreement.

        1.35. "Security Agreements" shall mean the 1991 Security Agreement, as amended, and the 1998 Security Agreement, and all other security agreements executed in favor of the Board by the Company.

        1.36. "Subsidiary" shall mean a corporation organized under the laws of the United States of America or the District of Columbia of which more than 50% of the outstanding capital stock ordinarily entitled to vote for the election of directors of such corporation is owned by the Company, directly or indirectly, or any Subsidiary (as hereby defined), and shall include any such corporation which shall, after the date of this Agreement, become a Subsidiary.

        1.37. "Third Party Loans" shall mean the loans to Persons made by the Company.

        1.38. "Third Party Loan Documents" shall mean the notes and other loan documents under which the Company has made Third Party Loans.

        1.39. "Transfer Agent Agreement" shall mean that certain Transfer Agent Agreement, as amended by a first amendment of even date herewith, executed by Firstar Trust Company, as transfer agent, the Company, and the Board, and dated as of March 26, 1993.

        1.40. "UCC Financing Statements" shall mean all Uniform Commercial Code Financing Statements executed and delivered by the Company to the Board with respect to the Collateral.

        1.41. "Unfunded Liabilities" shall mean, with regard to any Plan, the excess of the current value of such Plan's benefits guaranteed under ERISA over the current value of such Plan's assets allocable to such benefits.

        1.42. "1991 Loan" shall mean the aggregate principal amount, not to exceed $10,000,000, advanced by the Board to the Company under this Agreement, as evidenced by the 1991 Note.

        1.43. "1991 Note" shall mean the promissory note of the Company payable to the order of the Board and dated as of November 7, 1991, in substantially the form of the Exhibit A attached hereto, evidencing the original principal amount of $10,000,000.

        1.44. "1991 Security Agreement" shall mean that certain security agreement dated as of November 7, 1991, as amended, given by the Company to the Board as security for the Notes and this Agreement.

        1.45. "1998 Loan" shall mean the aggregate principal amount, not to exceed $10,000,000, advanced by the Board to the Company under this Agreement, as evidenced by the 1998 Note.

        1.46. "1998 Note" shall mean the promissory note of the Company dated June 12, executed by the Company in favor of the Board, evidencing the original principal amount of $10,000,000.

        1.47. "1998 Security Agreement" shall mean that certain security agreement, of even date herewith, executed by the Company to the Board as security for the Notes and this Agreement.

                                    ARTICLE 2
                         AMOUNTS AND TERMS OF BORROWING

        2.01. Loans and Notes. The Board agrees to lend and the Company agrees to borrow the Loans pursuant to the terms of this Agreement. The Loans shall be made by the Board to the Company, subject to the conditions precedent set forth in Article 3 of this Agreement, in the following manner:

        (a) A loan in the original principal amount of Ten Million Dollars ($10,000,000) made on or about June 12, 1998, evidenced by the 1998 Note;

        (b) A loan in the original principal amount of Ten Million Dollars ($10,000,000) made on or about November 7, 1991, evidenced by the 1991 Note.

        2.02.   Interest Rate and Method of Computation (Fixed Rate).

        (a) The amounts of the Loans remaining unpaid from time to time shall bear interest at all times at the rate set forth in the Notes, provided that any amount of principal that is not paid when due (whether at the stated due date or maturity, by acceleration or otherwise) shall bear interest at the rate set forth in the Notes, or the maximum rate permitted by law, whichever is lower.

        (b) The Company shall pay a late payment fee equal to 5% of the amount of any principal or interest payment that is not paid within five
   (5) Business Days of when due on any such late payments accepted by the Board without declaring the Loan to be in Default.

        2.03.   Prepayment of Notes.

        (a.1) The principal amount due under the 1991 Note may be prepared in whole or in part, with accrued interest to the date of such prepayment, subject to this Section 2.03 and provided the Company pays a prepayment premium (the "1991 Note Prepayment Premium") equal to four and one-half percent (4.5%) of the outstanding principal balance at the time of prepayment, which percentage shall be reduced by one-half of one percent (0.5%) on January 1, 1999, and each succeeding year. Written notice of each optional prepayment of the 1991 Note shall be given to the Board (or the holder of the Notes), not less than ten (10) days prior to the proposed prepayment date, which shall coincide with a principal installment payment date, whereupon the principal amount of said prepayment, together with the Prepayment Premium applicable thereto, if any, shall become due and payable on such payment date. Such notice shall include a statement of the amount of principal to be prepaid and the payment date on which such prepayment will be made. The final determination of any prepayment fee hereunder shall be made by the Board and shall be conclusive and binding for all purposes absent manifest error.

        (a.2) The principal amount due under the 1998 Note may be prepaid in whole or in part with accrued interest to the date of such prepayment, subject to this Section 2.03 and provided:

             (i) the Company shall provide the Board with an Officer's Certificate, dated not less than 15 days prior to the date fixed for said prepayment, setting forth the Company's calculation of the prepayment premium, as defined below (the "1998 Prepayment Premium"), due in connection with such prepayment, calculated as of the date fixed for such prepayment, together with any accompanying worksheets;


             (ii) if the Board disagrees with the Company's calculation of the Prepayment Premium, the Board shall so notify the Company in writing prior to the date fixed for said prepayment, and the Board's recalculation of the Prepayment Premium shall be deemed conclusive absent manifest error; and

             (iii) on the date fixed for said prepayment, the Company paid to the Board the amount of the Prepayment Premium.

        For purposes of this Section 2.03(a.2), the term "1998 Prepayment Premium" shall mean an amount equal to the excess, if any, of the Discounted Value (as defined below) of the Remaining Scheduled Payments (as defined below) with respect to the Called Principal (as defined below) of such Note over the amount of such Called Principal, provided that the 1998 Prepayment Premium may in no event be less than 0.5% of the Called Principal, which amount is agreed to be a reasonable fee meant to reimburse the Board for the costs and expenses, direct and indirect, of reinvesting the proceeds of the prepayment. For the purposes of determining the 1998 Prepayment Premium, the following terms have the following meanings:

        "Called Principal" means the outstanding principal balance of the Note that is to be prepaid by the Company.

        "Discounted Value" means, with respect to the Called Principal of the Note that is to be prepaid by the Company, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date (as defined below) with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable to the Board) equal to the Reinvestment Yield with respect to such Called Principal.

        "Reinvestment Yield" means, with respect to the Called Principal of each Note that is to be prepaid by the Company, 0.25% over the yield to maturity implied by the Treasury Constant Maturity Series Yields reported, for the week most recently ended for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by interpolating linearly between (i) the yield reported for such week for the Treasury Constant Maturity Series with the maturity closest to and greater than the Remaining Average Life and (ii) the yield reported for such week for the Treasury Constant Maturity Series with the maturity closest to and less than the Remaining Average Life.

        "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (aa) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (bb) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

        "Remaining Scheduled Payment" means, with respect to the Called Principal of the Note that is to be prepaid by the Company, all payments of such Called Principal and interest thereon that would be due after the Settlement Date to the Company with respect to such Called Principal under the terms and conditions set forth in the Note being prepaid by the Company.

        "Settlement Date" means, with respect to the Called Principal of the Note that is to be prepaid by the Company, the date on which the Note is to be prepaid.

        (b) All prepayments on either the 1998 Note or the 1991 Note shall be applied to the installments of the respective note in the inverse order of their stated maturities and must be in multiples of $100,000.

        2.04.   Manner, Time and Place of Payment.

        (a) All payments (and prepayments when permitted under Section 2.03 hereof) of principal and interest due under the Notes and this Agreement shall be made by wire transfer of immediately available funds by the Company to Mellon/Boston Safe (ABA #011-00-1234), Boston, Massachusetts (or such other account as the Board may hereafter specify), for credit to the account of the Board (Account #064300, for the State of Wisconsin Investment Board), with sufficient text to identify the Loans and amount being remitted as interest, fees or principal, as the case may be, no later than 11 a.m. (Madison, Wisconsin, time) on the dates when due.

        (b) Any payments received after the time specified in Section 2.04(a) hereof shall be deemed to have been received on the next succeeding Business Day.

        (c) If any payment of principal or interest on the Loans shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.05. Use of Proceeds. The Company will use the proceeds of the 1998 Loan to reduce or repay indebtedness owing to the Banks or to make Third Party Loans.

                                    ARTICLE 3
                        CONDITIONS PRECEDENT TO BORROWING

        With respect to the 1998 Loan, the Board shall not be obligated to make any such Loan unless the following actions shall have occurred, all the documents described herein shall have been delivered to the Board, and all legal matters incident to any such Loan shall be satisfactory to the Board and Counsel to the Board:

        3.01. Conditions to Closing. Prior to the Board making the 1998 Loan, the Board shall have received from the Company, in a form and substance satisfactory to the Board and Counsel to the Board, the following:

        (a)  (i)   The 1998 Note, executed by the Company;

             (ii)  The 1998 Security Agreement, executed by the Company;

             (iii) A UCC Financing Statement, executed by the Company and describing the Collateral;

             (iv) The Collateral Assignment, executed by  the Company;

             (v)  The Parent Guaranty, executed by the Parent; and

             (vi) An amendment to the Master Note Purchase Agreement,
                  executed by the Parent and the Company, in form and content acceptable to the Board.

        (b) All of the Third Party Loan Documents constituting the Collateral, together with an estoppel letter in substantially the form of Exhibit B attached hereto executed by the borrower under each such Third Party Loan stating the balance due thereunder, that the Third Party Loan Documents are valid, binding and enforceable in accordance with their terms, that there is no default by or claim against the Company thereunder, and such other matters as the Board may reasonably require;

        (c) A security interest subordination agreement in substantially the form of Exhibit C attached hereto executed by Firstar Bank Milwaukee, N.A., as agent for the Bank and any lender who has become a "Lender" under the terms of the Revolving Credit Agreement;

        (d) An amendment to the Transfer Agent Agreement in form and content acceptable to the Board, executed by Firstar Trust Company, as Transfer Agent, the Company, and the Board, providing for the terms and conditions under which Third Party Loans constituting the Collateral may be substituted by the Company;

        (e) An Officer's Certificate containing and certifying as true and correct:

             (i) Certified copies of the resolutions of the Board of Directors of the Company approving and authorizing the execution and delivery of the Loan Documents;

             (ii) The names and signatures of the officers of the Company authorized to sign the Loan Documents;

             (iii)     Copies of the Company's Articles of Incorporation and
                       Bylaws;

             (iv) A statement that all representations and warranties contained in Article 4 herein are true and correct and that such representations and warranties will remain true and correct on the Closing Date; and

             (v) A statement that all Third Party Loans constituting the Collateral meet the criteria set forth in Sections
                       4.14 and 4.15 hereof;

        (f)  A favorable opinion of Counsel to the Company;

        (g) Certificates of the Company's (a) good standing from the state of incorporation, and (b) good standing as a foreign corporation in each state in which it is required to be licensed and failure to be so qualified would have a material adverse effect on the Company, all certified no earlier than 30 days prior to the Closing Date; and

        (h) A Uniform Commercial Code search, prepared by a reputable Title Company acceptable to the Board, of the records of the Waukesha County Register of Deeds and the State of Wisconsin Secretary of State, disclosing that all property of the Company in which the Board is to be granted a security interest under the Security Agreements is free and clear of all liens and encumbrances whatsoever, excepting the liens and encumbrances set forth in Section 6.01 herein.

        3.02. No Material Adverse Change. There shall not be in existence any event, including any judicial or administrative proceeding, which, in the opinion of the Board, would have a material adverse effect upon the financial condition of the Company.

        3.03. No Default. As of the date of advancement of the loan proceeds under this Agreement, there shall be no Default or Potential Default under this Agreement.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

        The Company and the Parent each represent and warrant to the Board as follows:

        4.01. Corporate Existence and Standing. The Company and the Parent each: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority and the legal right to own and operate its business and property, to lease the property it occupies and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

        4.02. Authorization and Validity. The execution, delivery and performance by the Company and the Parent of the Loan Documents to which each entity is a party are within the said entity's corporate powers, have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of the Company or the Parent, as the case may be; (2) contravene or conflict with the Articles of Incorporation or Bylaws of the Company or the Parent, as the case may be; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, award, or any license or certificate of authority of or issued by a Governmental Authority, presently in effect having applicability to the Company or the Parent, as the case may be; (4) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease, instrument, license or certificate of authority to which the Company or the Parent, as the case may be, is a party or by which it or its properties may be bound or affected; or (5) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or the Parent, as the case may be; and the Company or the Parent, as the case may be, is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, license or certificate of authority or any such indenture, agreement, lease or instrument.

        4.03. No Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company or the Parent, as the case may be, of the Loan Documents, excepting any of the foregoing required to be made by the Board.

        4.04. Enforceable Obligations. The Loan Documents, when delivered hereunder, will be legal, valid and binding obligations of the Company or the Parent, as the case may be, enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

        4.05. Financial Condition. The financial statements of the Company and the Parent dated as of the end of the Fiscal Year prior to the Closing Date, heretofore delivered to the Board, were prepared in accordance with GAAP, are complete and correct and fairly present the financial condition of the Company and the Parent at such dates and the results of its operations for the periods then ended. No material adverse change in the condition of the Company or the Parent as shown on said financial statements has occurred since the date thereof.

        4.06. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or the Parent or against any of its respective properties or revenues (a) with respect to this Agreement and the Loans contemplated hereby or (b) which would have a material adverse effect on the business, operations, property or financial or other condition of the Company or the Parent taken as a whole, or the ability of the Company or the Parent to (i) continue its business in a manner consistent with its present business operation or
   (ii) perform its obligations under the Loan Documents.

        4.07.     Compliance with Laws and Contractual Obligations.

        (a) The Company and the Parent are each in compliance with all Contractual Obligations and Requirements of Law, each Contractual Obligation is in full force and effect and no default by the Company or the Parent exists thereunder, except to the extent such a default or failure by the Company to comply would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company or the Parent, and would not have a material adverse effect on the ability of the Company or the Parent to perform its obligations under the Loan Documents.

        (b) Neither the execution and delivery of the Loan Documents and the performance of the obligations herein undertaken by the Company or the Parent nor the use of the proceeds therefrom, will violate, conflict with or constitute a default under any Requirement of Law (including, without limitation, Regulations G, X or U of the Board of Governors of the Federal Reserve System, the Securities Act of 1933 and the Securities Exchange Act of 1934) or any Contractual Obligation (other than certain rights and powers granted to enforce the liens or security interests permitted under
   Section 6.01 hereof, which may conflict with the rights and powers granted to the Board).

        4.08. Taxes. The Company has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges. No material claims are threatened, pending or being asserted with respect to, or in connection with, the Company's tax returns through the Fiscal Year ending prior to the Closing Date.

        4.09. Ownership of Property and Liens. The Company has good and marketable title to all of its owned assets, and none of such assets are subject to any lien, except those Liens set forth in Section 6.01 herein.

        4.10. Pension Reform Act of 1974. The Company has not incurred any material accumulated Unfunded Deficiency within the meaning of ERISA nor has it incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under ERISA (or any successor thereto under ERISA) in connection with any Plan established or maintained by the Company, and the Company is in full compliance in all material respects with all provisions of ERISA.

        4.11. Subsidiaries. The Parent has no Subsidiaries other than the Company (wholly owned), Bando McGlocklin Investment Corporation (99% owned) and Lee Middleton Original Dolls, Inc. (100% owned) and License Products, Inc. (51% owned). The Company has no Subsidiaries.

        4.12. Accuracy of Information. No information, exhibit or report furnished by the Company or the Parent to the Board in connection with the negotiation of the Loans and while the Notes, or either of them, remain unpaid contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

        4.13. REIT Status. The Company and the Parent have each elected, and are each duly qualified, to operate as a "Real Estate Investment Trust" ("REIT") pursuant to Section 856 of the Internal Revenue Code and regulations applicable thereto. Neither the Company nor the Parent has any knowledge of any facts or circumstances that would disqualify the Company or the Parent as a REIT or any knowledge of any pending or threatened action by the Internal Revenue Service to revoke or terminate the Company's or Parent's election to operate, or status, as a REIT.

        4.14. Form of Documents. The form of the Third Party Loan Documents constituting the Collateral that have heretofore been approved by the Board are attached hereto as Exhibit D. All of the Third Party Loan Documents constituting the Collateral shall utilize the form of the note and other loan documents in substantially the form attached hereto as Exhibit E or such forms that may be approved by the Board.

        4.15. Characteristics of Third Party Loans. At all times that the Loans remain outstanding:

        (a) all of the Third Party Loan Documents constituting Collateral are and will remain the legal, valid binding obligation of the borrowers thereunder enforceable according to their terms;

        (b) all of the Third Party Loan Documents constituting Collateral are and will remain secured by a perfected first or second mortgage against real estate owned by the borrower thereunder;

        (c) all of the Third Party Loan Documents constituting Collateral are and will remain secured by a perfected first security interest in the personal property acquired with the proceeds of the Third Party Loan;

        (d) No Third Party Loan or Third Party Loans constituting Collateral, when combined with all Third Party Loans in which the Board holds a 90% participation interest pursuant to the Master Note Purchase Agreement, to a single borrower (including Affiliates of a borrower) are for an aggregate amount in excess of $4,000,000; and

        (e) No Third Party Loan or Third Party Loans constituting Collateral, when combined with all Third Party Loans in which the Board holds a 90% participation interest pursuant to the Master Note Purchase Agreement, consist of more than $8,000,000 in any one industry as classified by the Company consistent with its existing industry classification practices which are set forth on Exhibit F;

        (f) Each Third Party Loan constituting Collateral must conform to the Company's underwriting standards set forth in Exhibit G.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

        During the term of this Agreement and as long as the Notes, or any of them, remain unpaid, unless the Board shall otherwise consent in writing, the Company will:

        5.01.     Reports.

        (a) Financial Statements. Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Board such information respecting the business, assets and financial condition of the Company and the Parent as the Board may reasonably request and, without request furnish to the Board:

             (i) as soon as available, and in any event within 45 days after the end of each quarter, financial statements for the Company and the Parent, including the balance sheet for the Company and the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, as of the end of each such month, and statements of income of the Company and the consolidated and consolidating statements of income of the Parent and its Subsidiaries for each such month and for that part of the fiscal year ending with such month, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief executive officer of the Company;

             (ii) as soon as available, and in any event within 105 days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Parent and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year and consolidated and consolidating balance sheets, statements of income and cash flows for such year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Board, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP;

             (iii) with the financial statements described in Section 5.01(a)(ii), an Officer's Certificate to the effect that
                    (i) a review of the activities of the Company during such period has been made under the supervision of the president of the Company to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement, including specifically certifying the Company is in compliance with the Company's loan policies and underwriting standards set forth on Exhibit G and the loan characteristics set forth in Section 4.15 hereof; (ii) no Default has occurred; and (iii) if a Default has occurred, the certificate shall specify the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same;

             (iv) with the financial statements described in Section 5.01(a)(ii), at the Company's option, either: (a) an audit by the Company's independent certified public accountants of the reconciliation report prepared by the Company for the fiscal year, as required under Section 5.01(c), that such reconciliation accurately presents in all material respects the information therein contained and the year-end balances of the Third Party Loans constituting Collateral as of the end of the fiscal year then ending, individually and in the aggregate and confirms that they have no knowledge of any Third Party Loan Document constituting Collateral being in payment default as of the end of the fiscal year then ended; or,
                    (b) an estoppel letter in substantially the form of Exhibit B attached hereto executed by the borrower under each Third Party Loan constituting Collateral, dated as of the end of the fiscal year then ending, together with a statement of the Company's independent certified public accountants that they have no knowledge of any Third Party Loan constituting Collateral being in payment default as of the end of the fiscal year then ended.

   All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared on a consolidated and consolidating basis, in reasonable detail, and in accordance with GAAP, applied consistently throughout all accounting periods.

        (b) Furnish to the Board copies of (i) all financial statements, reports and returns as the Parent, the Company, InvestorsBancorp, Inc., or any Affiliate shall send to its stockholders, and (ii) all regular, periodic, or special reports (including, but not limited to, annual reports on form 10-K, and quarterly reports on form 10-Q) which the Parent, the Company, InvestorsBancorp, Inc., or any Affiliate is or may be required to file with the Securities and Exchange Commission ("SEC") or any governmental department, bureau, commission or agency succeeding to the functions of the SEC; all of which documents shall be delivered to the Board forthwith as and when sent, filed, or received by the Parent, the Company, InvestorsBancorp, Inc., or any Affiliate.

        (c) Furnish to the Board a report certified by the President of the Company prepared on a monthly basis reporting: (i) the principal balances of all Third Party Loans constituting Collateral as of the end of the preceding month, individually and in the aggregate; (ii) all interest, payments of principal and prepayments received on account of the Third Party Loans constituting Collateral, with appropriate explanations of the character of each payment for all such Third Party Loans individually and in aggregate; (iii) the aggregate principal balances of all Third Party Loans constituting Collateral reported by Company's industry classifications set forth on Exhibit F; and (iv) defaults under any Third Party Loan Document constituting Collateral which remain uncured, identifying the Third Party Loan pursuant to which such default occurred and summarizing briefly the nature of such default. After the end of each fiscal year and with the financial statements to be provided under Section 5.01(a)(ii), the Company will furnish a report certified by the President prepared on an annual basis containing all of the same information.

        (d) Furnish to the transfer agent under the Transfer Agent Agreement annual financial statements of each of the borrowers under Third Party Loans constituting Collateral in the form required to be provided to the Company pursuant to the Third Party Loan Documents governing said Third Party Loans.

        5.02. Notice of Default. As soon as the Company knows of the occurrence of any Default or Potential Default and of any other development, financial or otherwise, which may have a material adverse effect on the business, property or affairs of the Company or the ability of the Company to perform its obligations under the Loan Documents, give prompt notice thereof in writing to the Board.

        5.03. Conduct of Business and Maintenance of Existence. Continue to (a) engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence, and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the ordinary course of its business; (b) comply with all Contractual Obligations and Requirements of Law with respect to which a default or noncompliance would have a material adverse effect on the Company; (c) adhere to its loan policies and underwriting criteria set forth on Exhibit G in the making of Third Party Loans constituting Collateral; and (d) maintain all Third Party Loans constituting Collateral in compliance with the loan characteristics set forth in Section Section 4.14 and 4.15.

        5.04. Taxes. Pay, when due, all taxes, assessments and governmental charges, fees and levies upon it and its income, profits, revenues or property, unless any of the foregoing is being contested in good faith and the Company has established adequate reserves for the payment of the amounts being contested.

        5.05. Maintenance of Property and Insurance. Keep all of its property useful and necessary in its business in good working order and condition and maintain, during the term of this Agreement and the Notes, insurance of the types and amounts of coverages that would be reasonable for companies in the same industry as the Company, with financially sound and reputable insurance companies. The Company will furnish to the Board, upon the Board's written request, full information as to the insurance carried and, upon request of the Board, will provide an affirmative endorsement that such insurance companies provide 30 days' prior written notice to the Board of cancellation or nonrenewal of any insurance policy.

        5.06. Books and Records and Inspection. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all Requirements of Law, and permit representatives of the Board to (a) visit and inspect any of its properties at any time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other conditions of the Company with officers and employees of the Company and with the Company's independent certified public accountants, and (b) inspect any of the corporate books and financial and other records of the Company and to make copies thereof.

        5.07. Notice of Litigation and Defaults. Promptly provide notice to the Board of (a) the commencement or knowledge of the pending or threatened commencement of all actions, suits and proceedings before any court or Governmental Authority, affecting the Company taken as a whole which, if determined adversely to the Company, could have a material adverse effect on the financial condition, properties or operations of the Company; and (b) any default continuing for more than ninety (90) days by any Person under any Third Party Loan Document constituting Collateral, whether or not the Company has declared a default or accelerated such Third Party Loan.

        5.08. Notice of ERISA Reportable Event. Promptly provide to the Board, after the filing or receipt thereof, copies of all reports, including annual reports and notices which the Company files with or receives from the PBGC or the United States Department of Labor under ERISA; and as soon as possible and in any event within thirty (30) days after the Company knows or has reason to know that any Reportable Event has occurred with respect to any Plan or that the PBGC or the Company has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event or Plan termination and the action the Company proposes to take with respect thereto.

        5.09. Information to Other Creditors. Promptly provide to the Board, after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Board pursuant to any other clause of this Article 5.

        5.10.   Net Worth.   The Company shall maintain a net worth at all
   times at least equal to the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000) plus eighty-five percent (85%) of any increase in the Company's net worth after March 3, 1995 which may result from, inter alia, the receipt of any proceeds (cash or other property) from the issuance by the Company of any shares of its capital stock, the receipt of any capital contributions (cash or other property) from existing or future shareholders of the Company, whether in the form of paid-in capital or otherwise, or the retention of earnings by the Company. For purposes of this Section 5.10, the Company's net worth shall be equal to the aggregate amount of assets less the aggregate amount of liabilities and preferred stock (if any), all according to GAAP definitions. (As presented on the Company's balance sheet, net worth includes common stock, paid-in surplus, treasury stock, undistributed realized earnings, unrealized gain or loss on loans and investments, and realized gain or loss on loans and investments. Any realized or unrealized gain or loss on interest rate swaps are, and shall continue to be, accounted for, as the case may be, as realized or unrealized gain or loss on loans and investments.)

        5.11. Collateral Value. Maintain at all times an aggregate balance due on Third Party Loans constituting Collateral an amount equal to or greater than one hundred and ten percent (110%) of the principal amount due and owing under the Notes at any time. In the event the aggregate balance due under such Third Party Loans at any time is less than one hundred and ten percent (110%) of the principal amount due and owing under the Notes, the Company shall, within ten (10) days thereof, pledge, transfer, assign and deliver such additional Third Party Loans held by the Company to the Board as additional Collateral so that the aggregate balance due under all such Third Party Loans pledged to the Board as Collateral under the Security Agreements is equal to or greater than one hundred and ten percent (110%) of the balance then due under the Notes. The pledge of additional Collateral shall provide the Board with a security interest of first priority on said Collateral and shall be accompanied by an estoppel certificate and subordination agreement in the form described respectively in Section Section 3.01(b) and 3.01(c) hereof.

        5.12.   Status of Third-Party Loans.  The Company agrees that:

        (a) The aggregate outstanding principal amount past due on the Third Party Loans shall not exceed seven and one-half percent (7.5%) of the total principal amount of all Third Party Loans outstanding on the 10th day of each month for any three consecutive months; nor shall the aggregate outstanding principal amount of past due Third Party Loans exceed seven and one-half percent (7.5%) of the total principal amount of all Third Party Loans outstanding on the 10th day of any one month. A Third Party Loan shall be deemed "past due" if any scheduled payment of interest and/or principal is not made within ninety (90) days of its scheduled due date. The Company may only amend or modify the amount of any scheduled payment or any scheduled due date on a Third Party Loan with the prior written consent of the Board.

        (b) For purposes of Section 5.13(a), (i) the total amount of past due Third Party Loans shall include all amounts by which Third Party Loans have been reduced by reason of the Company's acquisition of the real estate securing said loans provided such real estate is still owned by the Company at the time of calculation, and (ii) with respect to Third Party Loans with respect to which the Company has realized a loss (as determined under GAAP), the amount of the loss shall not be included in any calculation under this section.

        (c) The aggregate total realized losses on Third Party Loans since the date of the first Third Party Loan made by the Company (as determined under GAAP), whether or not any of said Third Party Loans have constituted or presently constitute Collateral, shall not exceed the greater of $1,000,000 or two and one-half percent (2.5%) of the total principal amount of all currently outstanding Third Party Loans, as determined from the then most recent monthly financial statements to be provided by the Company to the Board pursuant to Section 5.01(a)(i) of this Agreement. For the purposes of this section, a loss on a Third Party Loan is "realized" when the loss is so identified on the Company's financial statements (as determined under GAAP).

        (d) All Third Party Loans will conform to the characteristics and criteria set forth in Sections 4.14 and 4.15, hereof.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

        During the term of this Agreement and as long as the Notes, or either of them, remain unpaid, unless the Board shall otherwise consent in writing, the Company will not:

        6.01. Liens, Etc. Assume or suffer to exist any Lien or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, including, but not limited to, all of the Company's assets and real property, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt of any Person except:

        (a)  Liens in favor of the Board;

        (b) Liens created in favor of Firstar Bank Milwaukee, N.A., as agent for the Banks, to secure the Revolving Credit Loans and such other indebtedness permitted by Section 6.02(a) hereof, provided, that any such Liens, to the extent they attach to the Collateral, are subject to security interest subordination agreements substantially in the form of described in Section 3.01(c) hereof;

        (c) Any Liens created after the Closing Date by purchase money mortgages, capitalized leases, conditional sales contracts, security interests, deeds of trust, realty mortgages or similar instruments given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying out the business of the Company provided that (i) the Lien or charge shall attach solely to the property purchased; and (ii) the aggregate principal amount with respect to any single purchase shall not be in excess of the fair market value of such property;

        (d) Liens created pursuant to the Company's reverse repurchase agreements with the Banks in connection with treasury bond obligations;

        (e) Liens securing the payment of taxes, assessments or governmental charges or levies, provided the same are not at the time delinquent or are being contested in good faith and the Company has established adequate resources for the payment of the amounts being contested;

        (f) Liens imposed by law, such as claims or demands of suppliers, mechanics, carriers, warehousers, landlords and other like Persons which secure payment of obligations, provided the same are not more than 120 days past due or are being contested in good faith and the Company has established adequate resources for the payment of the amounts being contested;

        (g) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws.

        6.02. Indebtedness. Create, incur, assume or suffer to exist any Debt except:

        (a)  The amounts evidenced by the Notes;

        (b) Revolving Credit Loans and such other indebtedness to the Banks to the extent provided for or permitted under the Revolving Credit Agreement, provided that the creation of any such indebtedness requiring an amendment to the Revolving Credit Agreement shall require the prior written consent of the Board;

        (c) Unsecured liabilities not aged more than 120 days from the billing date which are incurred in the ordinary course of business and paid within the specified time, subject to the Company's good faith objection to any such liabilities provided the Company has created adequate resources for the payment of the amounts being contested;

        (d)  Commercial paper and interest rate swap obligations;

        (e) Indebtedness incurred in the ordinary course of business consisting of (i) amounts held in escrow for the payment of real estate taxes, (ii) amounts held as security deposits, and (iii) loan participations (including those with recourse against the Company and those sold on a "first-out" basis); and

        (f) All other indebtedness shown on the Company's financial statements as of the date hereof.

        6.03. Purchase of Stock. Acquire, directly or indirectly, for value, any of its capital stock now or hereafter outstanding.

        6.04. Sale of Assets, Merger and Consolidation. Sell, transfer or assign all or substantially all of its assets; create a Subsidiary; or sell, transfer or assign assets which have a value, in the aggregate, in excess of twenty-five percent (25%) of the total assets of Company, using the values shown on the Company's financial statements unless such assets are sold for amounts which, in the aggregate, equal or exceed their original cost or in the case of Third Party Loans or partial interests in Third Party Loans, are sold for an amount that is equal to or greater than the outstanding balance or the ratable percentage of the outstanding balance, as the case may be, then due and owing; or merge or consolidate with or amalgamate with or into any other Person (other than by sales made in the ordinary course of business and sales of participation interests in Third-Party Loans).

        6.05. Transactions With Affiliates. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate or any director or officer of the Company or any holder of 10% or more of the Company's outstanding stock, except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate or a director or officer of the Company, or a holder of 10% or more of the Company's outstanding stock. Notwithstanding the above, the office facilities and resources of the Company may be used to a limited extent in conducting the business of a real estate investment trust of which certain officers of the Company are officers.

        6.06.   Fiscal Year.  Change its Fiscal Year.

                                    ARTICLE 7
                              DEFAULTS AND REMEDIES

        The occurrence of any one or more of the following events shall constitute a Default:

        7.01. Payment of Notes and Other Obligations. The failure by the Company to pay any principal or interest payment due under the 1998 Note or the 1991 Note within five (5) Business Days of when such payment is due, whether by acceleration or otherwise, or the occurrence of a Default under (and as defined in) any of the Loan Documents.

        7.02. Covenants. The breach by the Company of any of the terms or provisions of Articles 5 and 6 hereof, and the Company's failure to cure said breach within thirty (30) days after the occurrence thereof, provided that a breach of Section Section 6.01, 6.02, 6.04, or 6.06 hereof shall constitute a Default immediately upon the occurrence of such breach.

        7.03. Representations and Warranties. Any representation or warranty made or deemed made by the Company or the Parent to the Board under or in connection with any Loan Documents or any certificate or information delivered in connection with this Agreement shall be materially false or misleading as of the date on which made.

        7.04. Other Debt. The Company or the Parent shall: (a) fail to pay when due or within any applicable grace period any Debt (other than the amounts outstanding under the Notes) in excess of $50,000 in the aggregate at any one time outstanding for the Company or the Parent, as the case may be; or (b) default in the performance of any other term, provision or condition contained in any agreement, including, but not limited to, the Revolving Credit Loans, under which any such Debt (other than the amounts outstanding under the Notes) was created or is governed, the effect of which is to cause to come due prior to its stated maturity, or to permit the holder or holders of the same to call due prior to its stated maturity, any Debt (other than the Notes) in excess of $50,000 in the aggregate at any one time outstanding for the Company or the Parent, as the case may be.

        7.05. Note Purchase Documents. An Event of Default shall occur under the Master Note Purchase Agreement.

        7.06.   Bankruptcy or Insolvency.  The Company or the Parent shall:
   (a) have an order for relief entered with respect to it under the Federal Bankruptcy Code; (b) not pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make an assignment for the benefit of creditors; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property;
   (e) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its Debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and fail to have such proceeding dismissed within sixty
   (60) days of its filing or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it;
   (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.06; or (g) fail to contest in good faith any appointment or proceeding described in this Section 7.06.

        7.07. Administrator or Receiver. Without the application, approval or consent of the Company or the Parent, as the case may be, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or the Parent, as the case may be, or any substantial part of its property, or a proceeding described in Section
    7.06 hereof shall be instituted against the Company or the Parent, as the case may be, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

        7.08. Condemnation or Seizure. Any court or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or a substantial portion of the property or assets of the Company or the Parent.

        7.09. Judgments. The Company or the Parent shall fail, within sixty (60) days, to pay, bond or otherwise discharge judgments or orders for the payment of money in excess of $50,000 in the aggregate at any one time outstanding for the Company or the Parent, as the case may be, which are not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10. Security Agreements. The Security Agreements and any UCC Financing Statements shall, at any time after their execution and delivery and filing, and for any reason, cease (a) to create a valid and perfected first priority security interest in and to the Collateral purported to be subject to such Security Agreements or UCC Financing Statements, or (b) to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by the party thereto or the party thereto shall deny it has any further liability or obligation under such Security Agreements or UCC Financing Statements.

        7.11. REIT Status. The Company or the Parent shall terminate its election, or shall cease to be duly qualified, to operate as a "Real Estate Investment Trust" ("REIT") pursuant to Section 856 of the Internal Revenue Code, and regulations applicable thereto; or, the Internal Revenue Service shall have revoked or terminated the Company's or the Parent's election to operate, or status, as a REIT; or, the Internal Revenue Service shall have notified the Company or the Parent that the Internal Revenue Service will institute proceedings to revoke or terminate, the Company's or the Parent's election to operate, or status, as a REIT unless such proceedings to revoke or terminate the Company's or the Parent's REIT election or status are dismissed within ninety days of the date of said notification to the Company or the Parent.

        7.12. Remedies. If a Default as specified in this Article 7 occurs, the Board may do any one or more of the following:

        (a) declare all amounts due under any one or all of the Loans due and payable (provided that, in the case of the occurrence of a Default under Section Section 7.05 or 7.06, all amounts due under all of the Loans shall forthwith become due and payable without such declaration) whereupon the unpaid amount of such Loan or Loans shall become immediately due and payable,

        (b) exercise all of the rights and remedies of a secured party after the occurrence of a Default under the Loan Documents, and

        (c) exercise any right or remedy the Board may have at law or in equity with respect to the Loans or the subject matter of this Agreement.

   If the Notes are prepaid as the result of a Default and acceleration of the amounts due under the same, the Company shall pay the Board a Prepayment Premium equal to the amount, if any, that the Company would pay under Section 2.03 hereof.

                                    ARTICLE 8
                               GENERAL PROVISIONS

        8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Board, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unless specifically stated, no amendment or restatement of this Agreement shall constitute a rescission, substitution, or otherwise affect the validity and enforceability of the original Agreement.

        8.02. Notices. Any notice required or permitted to be delivered under this Agreement or under any of the Loan Documents by any party to the other shall be given as follows:

   To the Company or Parent:       Bando McGlocklin Capital Corporation
                                   Attn:  Chief Executive Officer
             if by delivery:       W239 N 1700 Busse Road & Highway J
             if by mail:           P.O. Box 190
                                   Pewaukee, WI   53072-0190,

   To the Board:                   Portfolio Manager, Private Placements Core
                                   Portfolio
                                   State of Wisconsin Investment Board
             if by delivery:       121 East Wilson St.
             if by mail:           P.O. Box 7842
                                   Madison, WI  53707-7842

   Copy to:                        Tod B. Linstroth, Esq.
                                   Michael Best & Friedrich LLP
             if by delivery:       One South Pinckney St., #700
             if by mail:           P.O. Box 1806
                                   Madison, WI    53701-1806


   Notices shall be deemed given (a) when deposited in the United States Mail, postage prepaid; (b) upon delivery to the telegraph company for transmission, charges prepaid; (c) in the case of telefax notice, when sent, answer back received; (d) in the case of overnight courier delivery, when deposited with the overnight courier; or (e) when physically delivered by hand to the addressee of such notice, request or demand by or on behalf of the person initiating such notice. The Company and the Board may each change the address for service of notice upon it by a notice in writing to the other.

        8.03. No Waivers; Remedies. No course of dealing between the Company and the Board and no delay or omission by the Board to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Potential Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies contained in the Loan Documents or by law afforded shall be cumulative, and all shall be available to the Board until the Loans have been paid in full. The Board may exercise such remedies in any order of priority.

        8.04. Cost, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses of the Board in connection with the preparation, execution, delivery, enforcement and administration of this Agreement, the Notes, and the other documents that may be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of Counsel to the Board with respect thereto and with respect to advising the Board as to its rights and responsibilities under the Loan Documents, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Board in connection with the enforcement of the Loan Documents. In addition, the Company shall pay any and all fees and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents including without limitation all recording, filing and refiling expenses, and agrees to save the Board harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees and taxes.

        8.05. Benefit of Agreement. The Board will accept the Notes as evidence of loans made in the ordinary course of its business and will acquire the Notes for its own account without any present intention of making any sale or distribution of the Notes in any manner, provided that the disposition of the Notes shall be in the control of the Board. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Board and their respective successors and assigns, including, without limitation, all future holders of the Notes, except the Company shall not have the right to assign its rights or obligations under the Loan Documents or any interest therein, without the prior written consent of the Board.

        8.06. Survival of Representations. All representations and warranties of the Company contained in the Loan Documents shall survive the making of the Loans.

        8.07. Choice of Law and Construction. The Loan Documents shall be construed in accordance with the laws of the State of Wisconsin. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under such applicable law, but if any provisions of any Loan Document shall be held to be prohibited or invalid under such applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of any such Loan Document.

        8.08. Section Headings and References. Section headings in the Loan Documents and the tables of contents thereof are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of the Loan Documents. All references to sections or articles in the Loan Documents are to the section or article of the Loan Document in which such section or article reference appears, unless a different Loan Document is expressly specified.

        8.09. Exhibits. All exhibits and schedules referred to in the Loan Documents are hereby incorporated into each other Loan Document by this reference, and all terms as defined in the Loan Documents shall have the same meanings in such exhibits and schedules, unless otherwise defined in such exhibits and schedules. All references to exhibits and schedules in the Loan Documents are to those attached to the Loan Document in which such reference appears, unless a different Loan Document is expressly specified.

        8.10. Lawful Money. All references in the Loan Documents to payment of amounts of money shall be to lawful money of the United States of America.

        8.11. Entire Agreement. The Loan Documents embody the entire agreements and understandings between the Company and the Board and supersede all prior agreements and understandings between the Company and the Board relating to the subject matter thereof.

        8.12. Term of Agreement. The Loan Documents shall terminate only when the Notes, all interest thereon and all other fees or charges due under the Notes and this Agreement have been paid in full.

        8.13. Counterparts. This Agreement may be executed by the parties hereto individually or in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        8.14. Further Assurance. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Board may at any time request in connection with the administration or enforcement of the Loan Documents in order to better assure and confirm unto the Board its rights, powers and remedies hereunder.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company, the Parent, and the Board have executed this Agreement as of the date first above written.

                            BANDO McGLOCKLIN SMALL BUSINESS
                            LENDING CORPORATION (the "Company")


                            By:
                                   George R. Schonath
                                   President


                            BANDO McGLOCKLIN CAPITAL CORPORATION (the
                            "Parent")


                            By:
                                   George R. Schonath
                                   President


                            STATE OF WISCONSIN INVESTMENT BOARD
                            (the "Board")


                            By:
                                   Monica A. Jaehnig
                                   Assistant Portfolio Manager

                                    EXHIBIT A

                                     COPY OF
                              1991 PROMISSORY NOTE

                                   [Attached]

                                    EXHIBIT B

                                     FORM OF
                                 ESTOPPEL LETTER


                                     [Date]


   Dear ____________:

        The purpose of this letter is to confirm certain information relating to the loans that Bando McGlocklin Small Business Lending Corporation ("Bando McGlocklin") has extended to you. We are asking for this confirmation because we are obtaining a credit facility from the State of Wisconsin Investment Board (the "Board"). Bando McGlocklin will of course continue to be your lender; your loan will merely be used as collateral for this new credit facility.

        According to our books, the original principal amount of the loan was
   $       .  The loan was evidenced by the following documents:  Commitment
   and Loan Agreement dated               ; Promissory Note dated
                ; Mortgage dated                ; and           Guaranty of
   Payment by                               , dated                   .

        Our records show that there have been no modifications, changes, amendments or adjustments in these documents in any respect, and that these are the only documents and agreements between you and us relating to these loans.

        As of June 1, 1998, the principal amount outstanding on your loan is $_________. Our records show that you have no right of offset or other claim against us, and it is our understanding that the loan documents above are valid, binding and enforceable as written.

        If this description is accurate, please so confirm by signing below and returning the duplicate copy of this letter to me. You should be aware that your response will be relied on by the State of Wisconsin Investment Board in making the credit facility available to us. We certainly appreciate your cooperation in this matter, and are confident that we can continue our good working relationship.

                                   Sincerely,



                                   George R. Schonath
                                   President


   The undersigned agrees with the statements made above and confirms that the facts stated are correct.


                                   By:

                                   Date:

                                    EXHIBIT C

                                     FORM OF
                    SECURITY INTEREST SUBORDINATION AGREEMENT


        The undersigned, FIRSTAR BANK MILWAUKEE, N.A. ("Bank"), as agent for the "Lenders", as said term is defined in that certain Credit Agreement dated as of March 11, 1998 (the "Credit Agreement") by and between Bank and BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the "Company"), has or may acquire a security interest or other interest in the property of the Company which is described on Exhibit A attached hereto and made a part hereof (the "Collateral") and understands that the State of Wisconsin Investment Board (the "Board") has or may acquire a security interest in the Collateral as security for two loans, each in an original principal amount not exceeding $10,000,000, as evidenced by the promissory notes in such amounts attached as Exhibits B and C, respectively (the loans together referred to as the "Secured Loans"). In consideration of the Board's extension of the Secured Loans to the Company, and the mutual covenants of the parties set forth below, the parties agree as follows:

             1. Notwithstanding the date, manner or order of perfection of the security interests and liens granted to the Bank (as agent for the "Lenders" under the Credit Agreement and in its individually capacity as a "Lender" thereunder), and notwithstanding any provisions of the UCC or any applicable law or decision or the Credit Agreement and all other related loan and security documents (collectively the "Bank Loan Documents"), or whether the Bank or the Company holds possession of all or any part of the Collateral, the Board shall have a first and prior security interest in and lien on the Collateral and the collections and proceeds therefrom, whether now or hereafter acquired, as security for the Secured Loans, and the Bank shall have a subordinate security interest therein and lien thereon.

             2. If the Company shall default under the Secured Loans secured by the Collateral, or default under the Bank Loan Documents, all proceeds of the Collateral shall be distributed to the Board, without regard to any interest in the Bank to the Collateral, to satisfy all of the Company's obligations under the Secured Loans, and after the Board has been paid in full, the balance of the proceeds of the Collateral, if any, shall be distributed in accordance with the terms and conditions of the Revolving Credit Agreement. The Board shall account to the Bank for any amount received on account of the Collateral in excess of the Company's obligations under the Secured Loans, including the expenses of collecting and/or realizing upon the Collateral incurred by the Board.

             3.   If the Company shall default under the Bank Loan Documents:
        (i) the Bank may not exercise any of its rights or remedies with respect to the Collateral until it has given notice of such default to the Board, provided, however, that the Bank may exercise its right of set-off so long as it provides the Board with notice of such exercise promptly thereafter, and (ii) the Bank shall give the Board notice within a reasonable time after the Bank commences exercising its rights and remedies with respect to the collateral (other than the Collateral) provided under the Bank Loan Documents. If the Company shall default under the Secured Loans, the Board shall give the Bank notice within a reasonable time after the Board commences exercising its rights and remedies with respect to the Collateral. Notice shall be deemed given to the Board or to the Bank at the address listed next to their respective signatures below (a) when delivered personally, (b) the second day after being deposited in the United States mail registered or certified mail (return receipt requested), (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) on the business day on which it is sent and received by facsimile.

             4. This Agreement binds and benefits the Bank (as agent for the "Lenders" under the Credit Agreement and in its individually capacity as a "Lender" thereunder) and the Board and their respective successors and assigns. No course of dealing between the Company and the Board and no delay or omission by the Board to exercise any right it has against the Collateral shall impair the rights of the Board with respect to the Collateral. Whenever possible, each provision of this Agreement shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision hereof shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition and invalidity, without invalidating the remainder of the provisions contained herein. The Bank agrees to do such further acts and things and to execute and deliver such additional agreements as the Board may at any time reasonably request in connection with the administration or enforcement of its security interests against the Collateral or in order to better assure and confirm onto the Board its rights and interests in the Collateral.

             5. Notwithstanding anything herein to the contrary, this Agreement shall be effective and enforceable against the Bank only if and so long as the security interest of the Board in the Collateral shall remain a perfected security interest.

             6. The Board agrees that possession of the Collateral by the Board shall be on behalf of and for the benefit of both the Board and the Bank for purposes of the perfection of their respective security interests in the Collateral. Upon termination of its security interest in the Collateral, the Board will deliver the Collateral to Firstar Trust Company as collateral agent for the Bank together with any endorsements and assignments by the Board as may be necessary to terminate its interest in the Collateral.

             7. This Agreement shall be effective only upon execution hereof by both parties.

             8. All capitalized terms not defined herein shall have the same meanings ascribed to such terms in that certain Third Amended and Restated Credit Agreement by and between the Company and the Board dated as of June 1, 1998.

        IN WITNESS WHEREOF, this Agreement has been executed as of the 1st day of June, 1998.

                                 FIRSTAR BANK MILWAUKEE, N.A., as agent


                                 By:
                                 Name:
                                 Title:

                                 Address:





                                 STATE OF WISCONSIN INVESTMENT BOARD


                                 By:
                                 Name:
                                 Title:

                                 Address:

                                    EXHIBIT D

                  COPIES OF PLEDGED THIRD PARTY LOAN DOCUMENTS


                                   [Attached]

                                    EXHIBIT E

                                     FORM OF
                           THIRD PARTY LOAN DOCUMENTS

                                   [Attached]

                                    EXHIBIT F

                            INDUSTRY CLASSIFICATIONS

                                   [Attached]

                                    EXHIBIT G

                             UNDERWRITING STANDARDS